UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/15/2007

Wells Timberland REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-129651

MD	203536671
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information reported in Items 2.01, 2.03 and 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On August 7, 2007, Wells Timberland REIT, Inc. (the "Company"), filed a Form 8-K with respect to the execution of a purchase and sale agreement (the "Purchase Agreement") between Wells Timberland Acquisition, LLC (the "Acquisition Subsidiary"), a subsidiary of the Company, and MeadWestvaco Coated Board, Inc. ("MeadWestvaco Sub"), a subsidiary of MeadWestvaco Corporation, pursuant to which the Acquisition Subsidiary agreed to purchase from MeadWestvaco Sub all of the ownership interests in Timberlands II, LLC ("Timberlands II"), a newly formed entity wholly owned by MeadWestvaco Sub, which owns certain timberland and long-term leasehold interests, along with associated mineral rights and other related assets (the "MWV Timberland"). The MWV Timberland is located in the states of Alabama and Georgia. On September 19, 2007 and September 28, 2007, respectively, the Company filed additional Form 8-Ks with respect to amendments to the Purchase Agreement extending the closing date of the acquisition.
On October 9, 2007, pursuant to the Purchase Agreement, as amended, the Company, through MWV SPE, LLC, a newly formed and wholly owned subsidiary of the Acquisition Subsidiary, acquired 100% of the outstanding membership interests in Timberlands II, thereby acquiring the MWV Timberland, for a purchase price of $400,000,000, exclusive of customary closing costs. The purchase price was paid by delivery of a promissory note in the amount of $397,979,000 (the "Purchase Note"), and the remaining portion of the purchase price was paid by delivery of cash. The Company previously deposited a non-refundable amount of $5,000,000 into an escrow account that was applied to the purchase price and closing costs. For a description of the Purchase Note and related financing transactions, see Item 2.03 below.
The MWV Timberland consists of approximately 228,108 acres of timberland owned in fee simple and long-term leasehold interests with varying remaining terms relating to the use and occupancy of another approximately 94,730 acres of timberland, all located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia. Of the estimated 12.8 million tons of merchantable timber inventory on the MWV Timberland, approximately 7.7 million tons, or approximately 60%, is pine. The remaining merchantable timber contains various hardwood species. The MWV Timberland contains plantations of different age classes ranging from one to 75 years. No significant mineral rights have been identified on the MWV Timberland. The Company intends to enter into a higher-and-better use program for the MWV Timberland in the future; however the Company has not yet identified which portion of the MWV Timberland will be included in this program. Based on the current condition of the MWV Timberland, the Company does not anticipate significant capital expenditures for improvement or development of the MWV Timberland at this time.
The MWV Timberland is subject to (1) a master stumpage agreement ("Master Stumpage Agreement") by and among Timberlands II, MeadWestvaco Sub and Wells TRS Harvesting Operations, LLC ("Wells TRS Harvesting"), a wholly-owned subsidiary of Wells Timberland TRS, Inc., and (2) a fiber supply agreement by and among MeadWestvaco Sub, MeadWestvaco Corporation and Wells TRS Harvesting ("Fiber Supply Agreement," and together with the Master Stumpage Agreement, the "Timber Agreements"). The Master Stumpage Agreement provides that Timberlands II will sell specified amounts of timber and make available certain portions of the MWV Timberland to Wells TRS Harvesting for harvesting at predetermined prices. The Fiber Supply Agreement provides that MeadWestvaco Sub will purchase specified amounts of timber, including pine pulpwood, hardwood pulpwood, chip-n-saw and pine sawlogs, from Wells TRS Harvesting at predetermined prices. The initial term of the Timber Agreements is October 9, 2007 through December 31, 2032, subject to extension and early termination provisions. The Timber Agreements ensure a long-term source of supply of wood fiber products for MeadWestvaco Sub in order to meet its paperboard and lumber production requirements at specified mills and provide Timberlands II with a reliable consumer for the wood products from the MWV Timberland.
In connection with the Timber Agreements, on October 9, 2007, Timberlands II and Wells TRS Harvesting entered into a Timberland Operating Agreement ("Operating Agreement") with Forest Resource Consultants, Inc., an unaffiliated third party ("FRC"). Pursuant to the terms of the Operating Agreement, Timberlands II retained FRC as a consultant to manage and operate the MWV Timberland and the timber operations incident thereto, including but not limited to ensuring delivery of timber to MeadWestvaco Sub in compliance with the Timber Agreements. Wells TRS Harvesting retained FRC to act as its manager. In consideration for rendering the services described in the Operating Agreement, Timberlands II and Wells TRS Harvesting will pay FRC an annual base fee of $6.50 per acre and an incentive fee equal to five percent of net revenues calculated before payment of fees to Wells Timberland Management Organization, LLC ("Wells TIMO"), the Company's external advisor, reimbursement fees, depletion or income taxes. Such fees may be reasonably allocated between Timberlands II and Wells TRS Harvesting based on the services rendered to each entity.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As discussed above under Item 2.01, the Acquisition Subsidiary paid a portion of the purchase price for the MWV Timberland by delivery of a Purchase Note in the aggregate principal amount of $397,979,000 and with a maturity date of October 9, 2027. Interest on the Purchase Note is payable quarterly and accrues at a LIBO rate plus .05%. The Purchase Note is supported by a standby letter of credit issued by Wachovia Bank, National Association ("Wachovia Bank") in the amount of $407,928,475. A reimbursement obligation owed by the Acquisition Subsidiary to Wachovia Bank with respect to such letter of credit is fully secured by a pledge of a deposit account at Wachovia Bank (the "Deposit Account"). The interest on the Deposit Account is intended to be sufficient to pay interest on the Purchase Note.
The Acquisition Subsidiary obtained funds to fund the Deposit Account and to pay transaction costs through a combination of (1) $372,000,000 of debt financing arranged by Wachovia Bank (discussed below), (2) $32,128,000 from the issuance and sale of 32,128 shares of Series A Preferred Stock of the Company (the "Series A Preferred Stock") to Wells Real Estate Funds, Inc. ("Wells REF"), the indirect parent company of Wells TIMO (discussed in Item 3.02 below), and (3) $18,027,751 of funds raised through the Company's initial public offering.

Acquisition Subsidiary and Timberlands II (collectively, the "Borrowers") entered into a debt financing arrangement with CoBank, ACB ("CoBank") and Wachovia Bank on October 9, 2007. The debt financing includes: (1) a first mortgage loan (the "Senior Loan") in the amount of $212,000,000 and (2) a second mortgage loan (the "Mezzanine Loan") in an amount of $160,000,000. CoBank is the administrative agent and collateral agent for the Senior Loan, and Wachovia Bank is the administrative agent and collateral agent for the Mezzanine Loan. The Senior Loan has a maturity date of September 9, 2010 and is secured by a first mortgage on the MWV Timberland, a senior security interest in a revenue account controlled by CoBank, which will hold all revenue generated by the MWV Timberland, and a second security interest in all funds raised through the Company's initial public offering. The Mezzanine Loan has a maturity date of October 17, 2008 and is secured by a second mortgage in the MWV Timberland, a second security interest in the revenue account, and a first security interest in all funds raised through the Company's initial public offering prior to the repayment of the Mezzanine Loan. The Senior Loan is also secured by a first priority lien on all other assets of the Borrowers and Wells TRS Harvesting, including rights under the Timber Agreements. The Mezzanine Loan is secured by a second priority lien on such collateral. In addition, the Senior Loan is secured by the ownership interests in Wells TRS Harvesting, and the Mezzanine Loan is secured by the ownership interests in the Borrowers. Both the Senior Loan and the Mezzanine Loan are guaranteed by the Company, but on a limited basis that covers only losses incurred by CoBank or Wachovia Bank due to certain bad acts of the Borrowers and related loan parties. The Mezzanine Loan is also fully guaranteed by Wells REF.

The Senior Loan accrues interest at an adjustable rate based upon a one, two or three month London inter bank offer rate ("LIBOR") plus a margin that varies based upon the ratio of the amount of the Senior Loan to the value of collateral at the time of determination. Such rate is increased by 2% per annum during the existence of an event of default. The Senior Loan may be voluntarily prepaid at any time, and is subject to mandatory prepayment from the proceeds of sales or other dispositions of timber and the MWV Timberland and, after repayment of the Mezzanine Loan, from proceeds of the Company's initial public offering. The credit agreement for the Senior Loan contains various affirmative and negative covenants customary for loans of this type, including a minimum debt service coverage ratio and a restriction on the payment of dividends by the Company while the Senior Loan is outstanding.

The Mezzanine Loan accrues interest at a fixed rate of 9% per annum. Such rate is increased by 2% per annum during the existence of an event of default. The Mezzanine Loan may be voluntarily prepaid at any time but requires payment of a prepayment fee that decreases from 9.45% to 0.65% of the amount prepaid during the term of the loans, depending upon the date of prepayment. The Mezzanine Loan is subject to mandatory reductions totaling $40,000,000 not later than February 29, 2008 and totaling $64,000,000 not later than April 30, 2008. Additionally, the Mezzanine Loan is subject to mandatory prepayment from the proceeds of the Company's initial public offering and, after reduction of the Senior Loan to a 40% Senior Loan to collateral value ratio, from the proceeds of sales or other dispositions of timber and the MWV Timberland. All such mandatory prepayments are subject to the prepayment fee described above. The credit agreement for the Mezzanine Loan contains covenants substantially identical to the credit agreement for the Senior Loan except that they apply only so long as the Mezzanine Loan is outstanding.

Item 3.02.    Unregistered Sales of Equity Securities

On October 9, 2007, Wells REF entered into a subscription agreement with the Company for the purchase of shares of Series A Preferred Stock of the Company, pursuant to which the Company agreed to issue and sell 32,128 unregistered shares of the Series A Preferred Stock to Wells REF for a purchase price of $1,000 per share, or $32,128,000. Wells REF owns 100% of the Series A Preferred Stock. Dividends will accrue on the Series A Preferred Stock daily at a rate of 8.5% per year, subject to adjustments in the event of a stock dividend, split, combination or other similar recapitalization with respect to the Series A Preferred Stock. If declared by the Company and authorized by the board of directors, accruing dividends on the Series A Preferred Stock are payable on September 30, 2010 and on September 30th of each year thereafter. The Series A Preferred Stock is not convertible into shares of the Company's common stock. Upon dissolution of the Company, the holders of the Series A Preferred Stock are entitled to receive the issue price of $1,000 per share plus an amount equal to accrued and unpaid dividends, whether or not declared, before any payment may be made to the holders of common stock or any other class or series of capital stock ranking on liquidation junior to the Series A Preferred Stock. The Company's charter does not require the Company to obtain the consent of the holders of the Series A Preferred Stock for any corporate action, and the holders of the Series A Preferred Stock do not have any voting rights or powers except with respect to (1) the creation of any class of capital stock senior to the Series A Preferred Stock, (2) an increase in the number of authorized Series A Preferred Stock and (3) any amendment of the rights, preferences or privileges relating to the Series A Preferred Stock.

The shares of Series A Preferred Stock were sold to Wells REF without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering. The shares of Series A Preferred Stock were sold without general advertising or solicitation, and Wells REF acknowledged that it was purchasing "restricted securities" which had not been registered under the Securities Act and which were subject to certain restrictions on resale. In accordance with the Company's charter, the shares of Series A Preferred Stock were issued in uncertificated form. If at any time the Company shall issue certificates representing the shares of Series A Preferred Stock, the Company will place on such certificates for the Series A Preferred Stock, or any substitutions for the Series A Preferred Stock, a legend stating that such shares have not been registered and cannot be resold without registration under the Securities Act or the availability of an exemption from the registration requirements thereof.

Item 3.03.    Material Modifications to Rights of Security Holders

The information reported in Items 2.03 and 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Timberland REIT, Inc.

Date: October 15, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer